No.3 Maida Building
OFFICE LEASE AGREEMENT

Room No. 301
From April 1, 2014 to March 31, 2016
With Mediasite K.K.

MAIDA HOUSING CORPORATION

AGREEMENT OF OFFICE LEASE
This AGREEMENT OF OFFICE LEASE (hereinafter referred to as “Agreement”) is made and entered between Maida Housing Corporation (hereinafter referred to as “Lessor”) and Mediasite K.K. (herein after referred to as “Tenant”), relating to the lease of the premises in the building stipulated in Clause 1, as follows:

Clause 1 Lease Premises

Lessor hereby leases Tenant and Tenant leases from Lessor premises (hereinafter referred to as Lease Premises) in the building under Lessor’s ownership (hereinafter referred to as ” Building”) under terms and conditions stipulated in following clauses of this Agreement. Building and Lease Premises are specified as hereunder:

Building:
Location: 8-12 Hiroshiba-cho, Suita City
Structure: Steel reinforced concrete,
Scale: 6-story building above ground
Name: No.3 Maida Building

Lease Premises:
Floor/Room No.: 3F, No.301
Lease area: 49.26 square meters (14.90 tsubo)

Clause 2 Purpose of Use

(1)
Tenant shall use Lease Premises as the office or studio only for videotaping/recording lectures and promoting distribution and sale services as well as system development and shall not use it for any other purpose than that.

(2)	If Tenant wishes to change the purpose of its use, it must obtain Lessor’s written approval in advance.

Clause 3 Term of Lease and Renewal

(1)	The term of the lease under this Agreement shall be from April 1, 2014 to March 31, 2016.

(2)	The Agreement shall be renewed for additional two (2) years from the next day of the expiration of the term of this Agreement, unless either of Lessor or Tenant provides the other with written notice of non-renewal at least six (6) months prior to the expiration of the then current term of this Agreement, respectively, the same shall apply to the renewed term thereafter.

Clause 4 Rent

(1)	Tenant shall pay to Lessor monthly rent of 94, 300 yen (hereinafter referred to “Rent”).

(2)
Tenant shall pay the Rent for the following month by 25th of each month by the method designated by Lessor. However, for the initial month of the conclusion of this Agreement, payment shall be made simultaneously with the conclusion of this Agreement,

(3)	If the lease period is less than one month at the beginning of this Agreement, the Rent shall be calculated on a pro-rated basis with one month being 30 days.

(4)	If the lease period is less than one month at the end of this Agreement, Tenant shall pay the Rent in full.

Clause 5 CAM

Tenant shall pay additionally 44,700 yen each month as costs to cover common-area maintenance and management (hereinafter referred to as “CAM”) simultaneously with and by the same method as the Rent payment.

Clause 6 Revision of Rent and CAM

(1)
Lessor may revise the Rent and CAM if they become unreasonable in comparison with other rents of neighboring buildings, or as a result of Lessor’s increased economic burden, resulting from revision of relevant laws and regulations, economic conditions, alteration or improvement of facilities, increased taxes and levies imposed or any other reasons.

(2)	When this Agreement is renewed pursuant to Clause 3 (2), the Rent shall be increased by ten (10) percent.

Clause 7 Costs and Expenses

Tenant shall bear, in addition to the Rent (Clause 4) and the CAM (Clause 5), the following out-of-pocket costs and expenses arising from the use of Lease Premises:

1.	Electricity costs, costs of gas and water (tap and sewage)

2.	Air-conditioning cost to be charged after meter measurement.
Basic(minimum) cost: 13,410 yen

3.	Cleaning cost of Lease Premises

4.
Maintenance and management costs of fixtures, facilities and equipment belonging to Tenant’s ownership. If Lessor pays such costs for Tenant’s sake, Tenant shall immediately reimburse them upon request and by the method designated by Lessor.

Clause 8 Real Estate Acquisition Tax and Property Tax

(1)	Real estate acquisition tax and/or property tax imposed on fixtures and appurtenant facilities under Tenant’s ownership shall be borne by Tenant, regardless of taxable name.

(2)
If above taxes are imposed to Lessor in an inseparable manner and as part of overall taxes for the principal structure of the Building, Lessor shall prorate the corresponding taxes based on the Tenant’s submitted construction costs and charge them to Tenant in writing.

(3)	When above taxes are charge by Lessor, Tenant shall pay the amount of those taxes by the method designate by Lessor, without any objection and delay.

Clause 9 Security Deposit

(1)
Tenant shall deposit 400,000 yen to Lessor to secure the full performance of any and all obligations owed by Tenant under this Agreement and arising from its implementation thereof, at the time of conclusion of this Agreement, and by the method designated by Lessor. However, no interest on this Security Deposit shall be payable from Lessor.

(2)	Tenant shall not demand to set off or apply the Security Deposit against the Rent or any other obligations under this Agreement.

(3)
If Tenant delays or default to pay any obligations to Lessor, Lessor may apply all or any of the Security Deposit in the preceding paragraph for the fulfillment of such obligations, at any time and without prior notice to Tenant. In such case, Lessor shall notify Tenant of the application of the Security Deposit without delay. Upon receipt of such notification, Tenant shall deposit again the amount equivalent to the resulting deficit of the Security Deposit within five (5) days from the receipt of such notification

(4)
When this Agreement terminates, and Lessor acknowledges that Tenant has completed the surrender of the Lease Premises and has performed any other obligations, Lessor shall refund to Tenant the balance of the Security Deposit after deducting Tenant’s remaining obligations and in exchange of this Agreement and Certificate of Custody for the Security Deposit. This refund shall be made one (1) month after the completion of the surrender.
Maximum refundable balance shall be 350,000 yen.

(5)	Tenant shall not assign, pledge the reclaiming right to the Security Deposit to any third party.

Clause 10 Debt Late Payment

If Tenant fails to fulfill its monetary obligations to pay the Rent, CAM or others by the prescribed date, Tenant must additionally pay delinquent damages to be calculated by using annual interest rate of 14.6% for the period of delay.

Clause 11 Duty of Care

(1)
Tenant must occupy and use Lease Premises as well as common areas like the entrance of the Building, staircases, elevators by well complying with the Building’s in-house rules and regulations established by Lessor, and with due care as a good faith manager. When such rules and regulations are added or modified by Lessor, Tenant shall approve and observe such changes without raising any objection.

(2)	Tenant shall, under its own responsibility, take all necessary measures during its use of the Lease Premises, relating to the maintenance of security, prevention of fire and so forth.

(3)	Tenant shall safely and strictly take custody of keys of the Lease Premises, lent by Lessor, and shall return them to Lessor at the time of termination of this Agreement.
Should the keys get lost, Tenant shall notify Lessor of the fact and bear the cost of replacement.

Clause 12 Prohibited Actions

Tenant must not take any actions listed below or any other similar actions thereto.

1.	To assign or pledge part or whole of the leasing right to any third party.

2.	To sublet part or whole of the Lease Premises to any third party.

3.
To let any third party to use the Lease Premises by such method of outsourcing or other contractual arrangement or to use the Lease Premises as their nominal address of residence or business office for any third party.

4.	To show the name of any third party on the door of the Lease Premises, or install a telephone under the name of any third party.

5.	To stay overnight or reside in the Lease Premises or let any third party to stay overnight or reside.

6.	To cook food in the Building

7.	To bring into the Lease Premises animals or things which might cause fire, explosion, vibration, odor, noise or any other annoyance to others.

8.	To place any appliance or equipment in common areas, obstructing smooth passage or use by Lessor or other tenants.

9.	To commit any other act which might cause annoyance to other tenants or inflict damage to the Building for its maintenance.

Clause 13 Actions Requiring Lessor’s Prior Approval

Tenant may take any actions listed below, provided that Tenant notifies Lessor and obtain Lessor’s prior written approval and follows the method agreed by Lessor:

1.	To change the purpose of use of the Lease Premises

2.
To refurbish the inside of the Lease Premises (including repainting of walls, ceilings or, floors) and to install, transfer, remove appurtenant facilities or to carry out other work to modify the present state

3.	To repair, install, transfer, remove or modify the present state of apparatuses relating to electricity, gas, water, telephone, smoke detector, heat sensor, fire extinguisher etc. in the Lease Premises.

4.	To bring into the Lease Premises or transfer a safe deposit box, heavy furniture like steel cabinets, large or tall equipment, or machines with high electric capacity like computers.

5.	To install, attach, or show signs, advertisements, signals in the Lease Premises, regardless of the inside or outside.

6.	To take any other actions similar to the above to modify the present state of the Lease Premises or the Building.

Clause 14 Execution of Works of Inner Fixtures or Appurtenant Facilities

(1)
If Tenant wishes to carry out works pursuant to the preceding clause, Tenant shall submit application for approval from Lessor for the execution of works in writing before its start, and obtain its prior approval in writing. This application must attach design drawings, specifications and cost estimates of the works. Tennant must report the final costs incurred relating to the works to Lessor after completion.

(2)
If Tenants executes works different from design drawings and specifications approved by Lessor or executes works without Lessor’s approval, then Lessor may order to stop works and cause Tenant to restore the original state of the works executed at the cost of Tenant.

Clause 15 Cleaning

Cleaning of the Lease Premises shall be carried out by the contractor appointed by Lessor and in accordance with the standard established by Lessor. Tenant shall bear the said cleaning cost.

Clause 16 Repair of Building, Improvement of Facilities

(1)
If Tenant becomes aware of the damage or breakdown of the principal structure of the Building, fixtures or appurtenant facilities under Lessor’s ownership or the high possibility of such damage or breakdown, Tenant shall promptly Lessor thereof.

(2)
Lessor shall carry out, at its own cost, repair of the principal structure of the Building, fixtures or appurtenant facilities necessary for their maintenance and preservation. Provided, however, that Tenant shall bear the cost for the repair work if such damage or breakdown has resulted from the cause attributable to Tenant, or if such work is carried out in the Lease Premises, regardless of the whatsoever the cause.

(3)
If there arises the need for Lessor to suspend leasing part or whole of the Lease Premise or common areas to carry out work for repair, alteration or improvement, Tenant must accept Lessor’s request for cooperation. In such case, Tenant shall not demand to Lessor any compensation regardless of name and reason.

Clause 17 Lessor’s Right of Entry

(1)
If and when Lessor, its designee or other party associated with Lessor deems necessary to enter into the Lease Premises for the purpose of preservation, sanitation, prevention of fire or crime, or maintenance or operation of the Building, it may enter into, inspect the same and take all and any appropriate actions after giving prior notice to Tenant. In such case, Tenant must cooperate with Lessor without any objection.

(2)
Notwithstanding above, Lessor, in the case of emergency, may enter into the Lease Premises without advance notice and take actions and measures as provided in the preceding paragraph. But in such case, Lessor shall notify Tenant of its entry thereafter.

Clause 18 Early Termination

(1)
If either Lessor or Tenant elects to terminate this Agreement during term of the lease, it shall advise to the other party to that effect, at least six (6) month’s prior written notice. Provided, however, that Tenant may terminate this Agreement with immediate effect by paying the amount equivalent to six (6) months’ Rent to Lessor.

(2)	If this Agreement is terminated by any reason attributable to Tenant’s liability, Tenant must pay to Lessor breach-of-contract damage amounting to the same in the preceding paragraph (1).

(3)	Once Tenant sends early termination notice to Lessor, Tenant may not revoke it, unless Lessor agrees otherwise.

(4)
During the period from the time either Lessor or Tenant sends early termination notice to the other party, to the time this Agreement is terminated, if a new tenant candidate wishes to confirm the inside of the Lease Premises, Tenant must accept it without objection.

Clause 19 Termination

If Tenant falls within one of the following events of default, Lessor may forthwith terminate this Agreement without giving any notice to cure. Lessor shall not be hindered to claim compensation for damages under Clause 20, with termination of this Agreement.

(1)	If Tenant is delinquent of the payment of the Rent or CAM for more than one (1) month or Tenant fails to pay other obligations to Lessor within the prescribed period

(2)	If Tenant changes the purpose of use of the Lease Premises without Lessor’s approval

(3)	If Tenant abandons the Lease Premises for more than one (1) month without any justifiable reasons

(4)	If Tenant neglects to deposit or to fill up the deficit under Clause 9(3)

(5)	If Tenant breaches any provision in Clause 12 and 13

(6)	If Tenant or its employee gives substantial damage on the Lease Premises or cause fire, either intentionally or by negligence

(7)	If Tenant alters its organization or type of business and Lessor acknowledges it as significant change of corporate status

(8)
If a petition of the commencement of temporary foreclosure, temporary disposal, foreclosure, auction as well as bankruptcy, corporate rehabilitation, special liquidation, winding-up or other and similar legal proceeding is filed by or against Tenant

(9)	If tenant is a natural person and he/she is adjudged to be placed under start of guardianship, ward or assistance or is sentenced by court to be guilty with penalty of more than imprisonment
(10)1f Tenant dies and Lessor disqualifies his/her successor
(11) If Tenant becomes insolvent or disqualified for banking transaction, and Lessor deems it difficult to continue this Agreement due to grave change and doubt on its creditworthiness and business continuity
(12) If competent authority governing Tenant’s business in the Lease Premise issues the order to stop operation or revokes Tenant’s business license
(13) 1) If a crime gang organization uses the Lease Premises as its shop or office (a crime gang organization means an organization consisting of members who tend to facilitate the collective and habitual indulgence in violent and criminal act, using the power of group)
2) If the Lease Premises show the name of a crime gang organization
3) If the Lease Premises are used as the “hang-out” for the members of a crime gang organization
4) If criminal acts violating penal code are committed in the Lease Premises
(14) If Tenant is known to be a member of a crime gang organization or have a relationship with it
(15) If Tenant is arrested by police for violating the” Act to Control Business Which Affects Public Morals” or for committing any other indecent act
(16) If Tenant conducts financial business in the Lease Premises or anywhere else

(17) If Tenant breaches one of the provisions in this Agreement or Building’s in-house rules and regulations separately established or if Lessor deems it difficult to continue this Agreement due to any similar cause to items stipulated above.

Clause 20 Compensation for Damages by a Breach of This Agreement

If and when Tenant gives damage to Lessor by a breach of this Agreement or of Building’s in-house rules and regulations established by Lessor, Tenant must compensate for the damages that Lessor has suffered.

Clause 21 Compensation for Damages to or from Third Party

(1)
If Tenant, its employee, or other person associated with Tenant inflicts damage on other tenants or general customers in the Building, Tenant must compensate for the said damages, at its own cost and responsibility.

(2)	When Tenant is inflicted damage by an act of a third party including other tenants, Tenant may not demand any compensation to Lessor.

Clause 22 Complaint Handling

When Lessor receives a monetary claim or other complaints from a third party, in relation with Tenant’s use of the Lease Premises, Tenant and its joint-and-several
Guarantor shall solve them at their own burden and responsibility.

Clause 23 Exculpation

(1)	Lessor shall be exculpated from any liability if Tenant suffers any loss or damage due to reasons listed hereunder:

1)	Earthquake, fire, flood, storm or other natural disasters under force majeure

2)	Breakdown of appurtenant, unforeseen accidents, theft and other cases not attributable to Lessor’s liability

3)	Lessor’s observance of laws and regulations, instructions or administrative guidance from competent authority, relating to cases like saving of electricity or fuel

4)	Any other force majeure events

(2)
In addition to above, Lessor shall not be held liable for compensation for any loss or damage Tenant has suffered arising from temporary closure or restriction on use of the Lease Premises due to Lessor’s inspection, maintenance or repair work of the principal structure of the Building, fixtures and appurtenant facilities under Lessor’s ownership.

Clause 24 Ipso Facto Termination

If and when part or whole of the Building is confiscated by competent authority based on urban planning or land readjustment program, or part or whole of the Building is lost or damaged by natural disasters or other force majeure events and as a consequence, the Lease Premises become unusable, this Agreement will naturally come to ipso facto termination.

Clause 25 Surrender and Restoration of the Leased Premises

(1)
Upon expiration, rescission, cancellation or termination due to other reason under this Agreement, Tenant shall quit and surrender the Lease Premises to Lessor, after restoring the Lease Premises to its original conditions as of the time of Tenant’s entering.

In such case, Tenant shall remove, at its cost and responsibility, fixtures, and appurtenant facilities newly installed by Tenant, and repair broken, damaged or abraded parts of the Lease Premises, before the surrender.

(2)
If Tenant fails to restore the Lease Premises to the original conditions, Lessor may cause the restoration work to be performed at the cost of Tenant, and Tenant shall not raise any objection against it.

(3)
With respect to any fixtures, equipment or other properties, left by Lessor in the Lease Premises, the ownership of the said properties shall be transferred to Lessor at no cost to Lessor, on the following day of the expiration of this Agreement. Lessor may dispose of them at its own discretion and at the cost of Tenant.

(4)
Lessor may deduct costs and expenses to be borne by Tenant in accordance with above (2) and (3), from the Security Deposit under Clause 9, return to Tenant the balance of Security Deposit after deduction as provided in Clause 9(4).

(5)
Tenant shall not, while surrendering the Lease Premises, demand recoupment of the costs and expenses disbursed for the fixtures and appurtenant facilities in the Lease Premises, or compensation for moving expense, surrender cost, lost business and goodwill, or any other monetary claims, under whatsoever title or name, as well as may not require Lessor to purchase fixtures and facilities affixed to the Lease Premises at the cost of Tenant.

Clause 26 Joint -and-several Guarantor

(1)	A joint-and-several guarantor (hereinafter to be referred to as “Guarantor “) shall jointly and severally perform any and all obligations owed by Tenant under this Agreement.

(2)	The same shall apply if this Agreement is renewed pursuant to Clause 3(2).

(3)
If Guarantor’s asset significantly reduces or Guarantor’s social standing or residence change, Tenant shall immediately notify Lessor in writing to that effect. In such case, if Lessor deemed Guarantor as being disqualified, Tenant shall secure a different joint-and-several guarantor that Lessor agrees.

Clause 27 Jurisdiction of Agreement

Lessor and Tenant agree that any dispute and conflict arising from this Agreement shall be brought into the Osaka District Court for the first instance.
End

IN WITNESS WHEREOF, all the parties hereto have caused this Agreement to be duly signed and sealed by their authorized representatives in duplicate as the day and year written below, Lessor and Tenant retaining one (1) copy thereof, respectively.

April, 1, 2014

Lessor Address: 4-16 2-chome Honmachi Chuo-ku Osaka
Name: Maida Housing Corporation
Toshiho Maida
Representative Director

Tenant Address: 1-11-5 Kudan-kita Chiyoda-ku Tokyo
Green Oak Kudan 4F
Name: Mediasite K.K.
Hisatoshi Nakagawa
Representative Director

Guarantor Address: 1304 1-3-2 Haragi Ichikawa Chiba
Name: Hisatoshi Nakagawa

Preceding
Lessor Address: 11-34 Toyotsucho Suita
Name: Maida Juken K.K.
Hisatoshi Maida
Representative Director

Contract on Special Provisions

1.
This contract on special provisions is concluded between Lessor and Tenant to confirm and add mutual agreement on special provisions attached to original Agreement, in consideration of the fact that Lessor took over the contractual position as the lessor of the Building from Maida Juken K.K. (hereinafter referred to as “Preceding Lessor”).

2.	Payment method of the Rent and CAM shall be as follows:

1)	Tenant shall pay the Rent and CAM for the following month by the end of each month to the bank account designated by Lessor using automatic bank account transfer contract with the bank.

2)	Receiving bank: RESONA Bank, Esaka Branch
Current account No.0000542

3)	Name of account holder: Maida Housing Corporation

3.	Tenant shall bear consumption tax separately.

4.	Bank commission with regard to the payment of the Rent or other expenses shall be borne by Tenant.

5.	Refund of the Security Deposit in accordance with Clause 9 (4) shall be made by bank account transfer and its bank commission shall be borne by Tenant.

6.	Tenant shall take a fire insurance designated by Lessor at its own cost.

7.
Upon termination of this Agreement, Tenant shall remove fixtures and appurtenant facilities constructed by Tenant and other properties or items installed by Tenant and restore the Leased Premises to the original conditions at the time Preceding Lessor delivered the Leased Premises.

8.	Lessor and Tenant confirm that the cash amount of Security Deposit stipulated in Clause 9 was handed over from Preceding Lessor to Lessor.

9.	Clause 6(2) shall be reread as follows:
“If this Agreement is renewed pursuant to Clause 3(2), the Rent may be raised, upon consultation between Lessor and Tenant, by ten (10) percent as the upper limit.”

Certificate of Custody
                 day month year
To Maida Housing Corporation
                 Mediasite K.K.
We hereby confirm our receipt of the following items in accordance with our Maida Building Office Lease Agreement. We will return them upon termination of the Agreement. Should they get lost or broken, we will promptly notify you to that effect and we will replace and remake them. We assure you that we will bear all remaking and installation fees.

Keys for Entry into
the Leased Premises No. _________________________________
Security Card No. 0013991-12 One
No. 0013991-13 One
No. 0013991-15 One
No. 0013991-16 One

*Security cards may become unusable if they are bent or placed in a strong magnetic environment like on the television set or near mobile phone. Please use them with caution.